Exhibit 99.1

MESABI TRUST Announces Arbitration Final Award

September 10, 2024 04:45 PM Eastern Daylight Time	NEW YORK-(BUSINESS WIRE)

AAA Arbitration Final Award

As previously reported, on October 14, 2022, Mesabi Trust initiated arbitration against Northshore Mining Company (“Northshore”), the lessee/operator of the leased lands, and its parent, Cleveland-Cliffs Inc. (“Cliffs”), with the American Arbitration Association (“AAA”). The Trust sought an award of damages relating to Cliffs’ and Northshore’s underpayment of royalties in 2020, 2021, and the first four months of 2022 by virtue of Cliffs’ and Northshore’s failure to use the highest priced arm’s-length iron ore pellet sale from the preceding four quarters in pricing certain pellet shipments from 2020 through the first four months of 2022. The Trust also sought declaratory relief related to the Trust’s entitlement to certain documentation and to the time when Cliffs’ and Northshore’s royalty obligations accrue.

The evidentiary hearing was completed before a panel of three arbitrators in March 2024 under the commercial rules of the AAA. Post-hearing briefs were exchanged in May 2024. Post-hearing oral arguments and final submissions were concluded in June 2024. The Trust received the final award on September 6, 2024, which unanimously awarded the Trust damages in the amount of $59,799,977 for underpaid royalties in 2020, 2021 and the first four months of 2022, plus pre-award interest in the amount of $11,288,269, calculated at the rate of 10% simple interest per annum from the date of the initial demand through September 1, 2024, and continuing to accrue until paid. Pursuant to the award, Cliffs and Northshore must pay the Trust the amounts specified in the Award by no later than October 6, 2024. The Tribunal approved the parties’ stipulated Consent Award approving the Trust’s ongoing entitlement to certain documentation related to verifying royalty calculations. The Tribunal denied the Trust’s request for declaratory relief regarding the time at which Cliffs’ and Northshore’s royalty obligations accrue.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520